Exhibit 10.7

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT, is entered into and effective as of August 27, 2002 (“Execution Date”) by and between The Department of Veterans Affairs, 810 Vermont Avenue, N.W., Washington, DC 20420 (hereinafter referred to as LICENSOR) and TransMedics, Inc., a corporation organized and existing under the laws of Delaware having a principal place of business at 600 West Cummings Park, Suite 3050, Woburn, MA 10801 and all AFFILIATES (as defined below) thereof (“LICENSEE”).

ARTICLE I. DEFINITIONS

1.00 Terms in this License (other than names of parties and article headings) which are set forth in capital and bold letters have the meanings established in the succeeding paragraphs of Article I.

1.01 AFFILIATE means any corporation, company, partnership, joint venture and/or firm which controls, is controlled by, or is under common control with the LICENSEE. For purposes of this Paragraph 1.01, “control” shall mean (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities. As used herein, “LICENSEE” includes all AFFILIATES thereof.

1.02 CALENDAR YEAR means the fiscal year that begins on October 1st and ends the following September 30th.

1.03 FIELD OF USE means perfusion apparatuses, which as an example only is shown in Exhibit 1, for LICENSEE’S portable organ preservation system, and modifications thereto and related hardware components (including electrical and mechanical components) that are used for maintaining an isolated (harvested) solid organ in a functioning state.

1.04 FDA means the United States Food and Drug Administration or any successor agency thereto.

1.05 FDA APPROVAL means an approval from the FDA or regulatory approval in a country in the TERRITORY after completion of appropriate trials to obtain marketing approval for a LICENSED PRODUCT.

1.06 FIRST COMMERCIAL SALE means for each LICENSED PRODUCT, the first commercial sale in any country after FDA APPROVAL by LICENSEE or its AFFILIATES, sublicensees or distributors. Sales for test marketing, clinical trial purposes or similar use shall not be considered to constitute a First Commercial Sale.

1.07 LICENSED PATENTS means U.S. Patent Nos. 6,100,082 and 6,046,046, owned and assigned to Licensor, per the Assignment Agreement dated August 27, 2002, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, renewals or extensions thereof and all corresponding foreign patents and pending patent applications throughout the world. LICENSED PATENTS existing as of the Execution Date are set forth in Appendix A to this Agreement, which may be updated from time to time.

1.08 LICENSED PRODUCTS means any and all machines, articles of manufacture and solutions (as limited by this paragraph and paragraph 2.01), the manufacture, use, or sale of which, would, absent the License granted to LICENSEE hereunder, infringe one or more claims in the LICENSED PATENTS. LICENSED PRODUCTS consists of three product lines:

(a) Complete perfusion apparatuses, which as an example only is shown in Exhibit 1, for LICENSEE’S portable organ preservation system, and modifications thereto (“APPARATUSES”);

(b) Consumables, which include preservation chambers and perfusion circuits sold individually or together as a set, selected for use in the Apparatuses, such typical sets of Consumables, as an example only, are shown in Exhibit 2 hereto (“CONSUMABLES”);

and

(c) Solutions for use in the Licensed Products in the FIELD OF USE (“SOLUTIONS”).

1.09 LICENSOR’S Representative means the Director (122), Technology Transfer Program, Department of Veterans Affairs, Central Office, 810 Vermont Avenue, NW, Washington, DC, 20420.

1.10 NET SALES means the gross amount invoiced on sales of any LICENSED PRODUCTS, less the following deductions:

1.10.01 Customary trade, cash and quantity discounts actually allowed and taken directly with respect to such sales, as reflected in the amount invoiced;

1.10.02 Tariffs, duties, excises, sales taxes or other taxes imposed upon and paid directly with respect to the production, sale, delivery or use of the LICENSED PRODUCT (excluding national, state or local taxes based on income), as reflected in the amount invoiced;

1.10.03 Amounts repaid or credited by reason of rejections, defects, recalls or returns or because of chargebacks, refunds, rebates or retroactive price reductions; and

1.10.04 Freight, insurance and other transportation charges incurred in shipping a LICENSED PRODUCT to third parties, as reflected in the amount invoiced.

No royalties shall be paid on: demonstration units used for trade shows or internal testing; units used for replacement of damaged or broken goods which were under warranty; or samples used in the process of making sales. Transfer of LICENSED PRODUCTS between LICENSEE and sublicensees, where such sublicensees are in the business of selling the LICENSED PRODUCTS, shall not be deemed sales and shall not be included in computing NET SALES.

1.11 PARTY means LICENSOR or LICENSEE; “PARTIES” means LICENSOR and LICENSEE. As used in this Agreement, references to “third parties” do not include a PARTY or its AFFILIATES.

1.12 TERRITORY means all of the countries of the world.

ARTICLE II. LICENSE GRANT

2.00 LICENSOR grants to LICENSEE and its AFFILIATES an exclusive, royalty- bearing license, and the right to grant sublicenses, under the LICENSED PATENTS to make, have made, use, import, offer for sale, sell or have sold in the FIELD OF USE the APPARATUSES and CONSUMABLES throughout the life of the LICENSED PATENTS in the TERRITORY.

2.01 LICENSOR grants to LICENSEE and its AFFILIATES a non-exclusive, royalty- bearing license, and the right to grant sublicenses, under the LICENSED PATENTS for SOLUTIONS to make, have made, use, import, offer for sale, sell or have sold in the FIELD OF USE for use in the LICENSED PRODUCTS throughout the life of the LICENSED PATENTS in the TERRITORY.

2.02 The license granted herein and pursuant to Article V below shall be subject to the Government of the United States of America (hereinafter referred to as the “GOVERNMENT”) having the irrevocable, royalty-free, paid-up right to practice and have practiced the LICENSED PATENTS throughout the TERRITORY by or on behalf of the GOVERNMENT or international organization pursuant to any existing or future treaty or agreement to which the GOVERNMENT is a signatory.

2.03 LICENSOR reserves the right to require LICENSEE to grant sublicenses to responsible applicants on reasonable terms to the extent that the LICENSED PRODUCTS are required for public use by Government regulations or when necessary to fulfill public health, welfare, or safety needs. Any decision by LICENSOR to require such a sublicense may be appealed by LICENSEE under the procedures set forth in 35 U.S.C. § 203 (b).

ARTICLE III. ROYALTIES AND PAYMENTS

3.00 LICENSEE shall pay directly to LICENSOR a one-time milestone payment of sixty-five thousand US dollars ($65,000.00) upon the first FDA APPROVAL of a LICENSED PRODUCT. This fee shall be payable sixty (60) days after the date of FDA APPROVAL of a LICENSED PRODUCT.

3.01 LICENSEE shall pay LICENSOR royalties according to the following schedule:

3.01.01 For a LICENSED PRODUCT which is an APPARATUS:

(a)	[**] % of NET SALES of $[**] to $[**] per year;

(b)	[**]% on NET SALES greater than $[**] to $[**] per year; and

(c)	[**]% on NET SALES greater than $[**] per year.

3.01.02 For a LICENSED PRODUCT which is a CONSUMABLE, [**]% of NET SALES.

3.01.03 For a LICENSED PRODUCT which is a SOLUTION for the FIELD OF USE, [**]% of NET SALES.

3.02 In the case where the royalties paid under Section 3.01 do not aggregate a minimum sum of [**] US dollars ($[**]) (“MINIMUM SUM”) in a CALENDAR YEAR, LICENSEE will, within sixty (60) days from the end of the CALENDAR YEAR, pay the difference between the MINIMUM SUM and the royalties actually paid. Licensee shall be obligated to pay the MINIMUM SUM for a period of five (5) CALENDAR YEARs after the FIRST COMMERCIAL SALE. The Minimum Sum owed for the first and last CALENDAR YEAR in which sales subject to such royalties are made will be prorated based on the month in which the FIRST COMMERCIAL SALE is made.

3.03 The royalties payable under Paragraphs 3.01, above, shall be paid on a country-by-country basis on each LICENSED PRODUCT until the expiration of all LICENSED PATENTS which cover such LICENSED PRODUCT in such country.

3.04 No royalty shall be payable under this License for direct sales of LICENSED PRODUCT by LICENSEE or its sublicensees to the GOVERNMENT or any of its agencies for governmental purposes. The sales price of LICENSED PRODUCTS for direct sales to the GOVERNMENT shall be adjusted lower to reflect the foregoing royalty-free basis of such sales.

3.05 The sales price paid by the GOVERNMENT for any LICENSED PRODUCTS shall be equivalent to or lower than the lowest price paid by any third party customer of LICENSEE.

ARTICLE IV. REPORTS AND RECORDS

4.00 Within sixty (60) days after the end of each calendar quarter after the FIRST COMMERCIAL SALE, LICENSEE shall deliver to LICENSOR a quarterly report, setting forth a reasonably detailed accounting of the NET SALES of LICENSED PRODUCTS that are subject to royalty payments due to LICENSOR for such calendar quarter. Such quarterly reports shall include, on a country-by-country basis, during the preceding calendar quarter (i) the number and description of the LICENSED PRODUCTS manufactured by LICENSEE and its sublicensees; (ii) the aggregate NET SALES received by LICENSEE and its sublicenses; and (iii) the royalties payable on such NET SALES. LICENSEE shall deliver all income payments due to LICENSOR through the prior June 30 in one lump sum payment dated and postmarked no earlier than October 1 and no later than October 10 of each CALENDAR YEAR.

4.01 LICENSEE shall keep, and shall require its sublicensees to keep, complete and accurate records of the latest five (5) years of sales to which royalties and income attach. For the sole purpose of verifying income payable to LICENSOR, LICENSOR shall have the right on an annual basis and at LICENSOR’S expense to retain an independent certified public accountant selected by LICENSOR, to review such records in the location(s) where such records are maintained by LICENSEE or its sublicensees upon reasonable notice and during regular business hours and under obligations of confidence. In the event LICENSOR contends after a review that there has been an underpayment by LICENSEE to LICENSOR, LICENSOR shall provide a copy of the review to LICENSEE. In the event that there has been an underpayment of income to LICENSOR, such underpayment shall be promptly remitted to LICENSOR, together with interest calculated in the manner provided in Paragraph 4.02 below. If the underpayment is equal to or greater than five percent (5%) of the income amount that was otherwise due, LICENSOR shall be entitled to have LICENSEE pay all of the costs of such review. In the event of an overpayment of income to LICENSOR, such overpayment shall be refunded to LICENSEE or applied to future royalty payments due.

4.02 All payments under this Agreement shall be made in United States dollars by check or bank draft drawn on a United States bank and shall be payable to the “Department of Veterans Affairs (royalty)” All payments shall be sent to LICENSOR within ten (10) days when such payments are due in accordance with the provisions of this Agreement. Any income payments due hereunder with respect to sales outside of the United States shall be payable in their U.S. Dollar equivalents, calculated using the applicable conversion rates for buying United States dollars as published by The Wall Street Journal for the last business day of the calendar quarter for which the royalties are payable. LICENSEE shall pay interest to LICENSOR on the aggregate amount of any payments that are not paid on or before the date such payments are due under this Agreement at a rate per annum equal to the lesser of the United States prime interest rate plus one percent (1%), as reported by The Wall Street Journal for the applicable period, or the highest rate permitted by applicable law, calculated on the number of days such payment is delinquent. All payments shall be sent to the following address: Department of Veterans Affairs; Technology Transfer Financial Management Office (12TT); 810 Vermont Ave, NW; Washington, D.C. 20420

ARTICLE V. SUBLICENSING RIGHTS

5.00 LICENSEE shall have the right under the LICENSED PATENTS to grant sublicenses to third parties at royalty rates not less than those required to be paid as specified in Paragraph 3.02, Article III, subject to the provisions of this Agreement and to the submission to and approval by LICENSOR’S Representative, which approval shall not be unreasonably withheld. Any sublicense shall make reference to this License including those rights retained by LICENSOR. Such sublicenses shall be non-assignable by LICENSEE without the written approval of the LICENSOR, which approval shall not be unreasonably withheld, except to the successor of that part of the LICENSEE’S business to which this Agreement pertains. A copy of any sublicense shall be furnished to LICENSOR’S Representative promptly after its execution. In the event of a material default by any sublicensee under a sublicense agreement, LICENSEE will inform LICENSOR and has the right to take such action, after consultation with LICENSOR, which in LICENSEE’S reasonable business judgment will address such default.

5.01 LICENSEE and LICENSOR shall share royalties and fees paid by sublicensees, based on cash actually received by LICENSEE as royalties, sublicense issue fees, milestone payments, or fees other than royalties, excluding funds provided by sublicensees for research and development, with the total of such moneys going to LICENSOR equal to the royalties due to Licensor from Licensee in accordance with Article III above, and the remainder to LICENSEE.

5.02 Termination of this Agreement shall terminate all sublicenses which may have been granted by LICENSEE, provided that any sublicensee may elect to continue its sublicense by advising LICENSOR in writing, within 60 days of the sublicensee’s receipt of written notice of such termination, of its election, and of its agreement to assume in respect to LICENSOR all the obligations (including obligations for payment) contained in its sublicensing agreement with LICENSEE.

ARTICLE VI. PATENT MAINTENANCE

6.00 LICENSEE, and not LICENSOR, shall amend, prosecute and maintain LICENSED PATENTS at its own expense subject to provisions of Paragraph 6.01, below. Licensee agrees to send copies of all correspondence (past and future) to and from any patent office to LICENSOR and to keep LICENSOR informed of the status of all patents and patent applications.

6.01 LICENSEE, may, in its discretion, elect to abandon any patent application or issued patent. LICENSEE shall give LICENSOR at least thirty days (30) notice of any such planned abandonment. LICENSOR shall then have the right to continue the prosecution of any such applications and to maintain any such patents under its own control and at its expense. LICENSEE agrees to cooperate in such activities.

ARTICLE VII. PATENT ENFORCEMENT

7.00 LICENSOR and LICENSEE shall notify each other promptly in writing of any infringement of LICENSED PATENTS which becomes known to either of them (“Infringement Notice”). LICENSEE shall notify LICENSOR promptly of any action taken in accordance with Article VII, Paragraph 7.01, to eliminate such infringement.

7.01 While and as long as its license under this Agreement remains exclusive, LICENSEE is authorized pursuant to the provision of 35 U.S.C. Chapter 29, or other statutes and only if the Infringement Notice has been provided to Licensor:

7.01.01 To bring suit in its own name or, if required by law, jointly with LICENSOR, at LICENSEE’S own expense and on its own behalf, for infringement of the LICENSED PATENTS in the FIELD OF USE, however LICENSOR’s involvement is subject to the Department of Justice’s prior written approval which LICENSOR shall use its best efforts to secure;

7.01.02 In any such suit, to enjoin infringement and to collect for its use, damages, profits, and awards of whatever nature recoverable for such infringement; and

7.01.03 To settle any claim or suit for infringement of LICENSED PATENTS by granting the infringing party a sublicense under the provisions of Article V of this Agreement. LICENSEE agrees to keep Licensor apprised of the status of all potential or actual litigations and will seek Licensor’s written authorization to settle any dispute, which authorization will not be unreasonably withheld, but subject to the Department of Justice approval which LICENSOR shall use its best efforts to secure. Any royalties received by LICENSEE pursuant to such a sublicense shall be shared with LICENSOR in accordance with Article V, Paragraph 5.01.

7.02 In the event that the LICENSEE decides not to abate any infringement pursuant to Section 7.01 above, it shall so inform LICENSOR of this decision within sixty days (60) of the Infringement Notice. If LICENSEE decides not to abate the infringement, then LICENSOR shall have the right to do so and may, at LICENSOR’s, sole discretion, bring suit to abate the infringement.

7.03 LICENSOR and LICENSEE mutually agree to furnish technical and other necessary assistance to each other in conducting any litigation necessary to enforce the LICENSED PATENTS against others in the FIELD OF USE. Expenses for such assistance will be paid by the PARTY requesting such assistance. LICENSOR’s involvement is subject to the Department of Justice’s approval which LICENSOR shall use its best efforts to secure.

7.04 Any PARTY that initiates suit or proceeding against an infringer (“Plaintiff Party”) shall assume and pay all of its own out-of-pocket costs incurred in connection with any litigation described in Paragraph 7.01 or 7.02, including, without limitation, the fees and expenses of its own counsel.

7.05 Any recovery obtained by any PARTY as a result of any proceeding described in Paragraph 7.01 or 7.02, by settlement or otherwise, shall be applied in the following order of priority:

(i) first, to reimburse each PARTY for all litigation costs in connection with such proceeding paid by that PARTY and not otherwise recovered (on a pro rata basis based on each PARTY’S respective litigation costs, to the extent the recovery was less than all such litigation costs); and

(ii) second, the remainder of the recovery shall be paid seventy-five percent (75%) to the Plaintiff Party responsible for abating the infringement and twenty-five percent (25%) to the other PARTY.

ARTICLE VIII. CONFIDENTIALITY

8.00 All confidential information disclosed by a PARTY to the other PARTY during the term of this Agreement shall not be used by the receiving PARTY except in connection with the activities contemplated by this Agreement, shall be maintained in confidence by the receiving PARTY (except to the extent reasonably necessary for regulatory approval of products developed by LICENSEE or any of its respective AFFILIATES or sublicensees or for the filing, prosecution and maintenance of LICENSED PATENTS), and shall not otherwise be disclosed by the receiving PARTY to any other person, firm, or agency, governmental or private, without the prior written consent of the disclosing PARTY, except to the extent that the confidential information (as determined by competent documentation):

(a) was known or used by the receiving PARTY prior to its date of disclosure to the receiving PARTY; or

(b) either before or after the date of the disclosure to the receiving PARTY is lawfully disclosed to the receiving PARTY by sources other than the disclosing PARTY rightfully in possession of the confidential information; or

(c) either before or after the date of the disclosure to the receiving PARTY becomes published or generally known to the public (including information known to the public through the sale of products in the ordinary course of business) through no fault or omission on the part of the receiving PARTY or its sublicensees; or

(d) is independently developed by or for the receiving PARTY and provable by written contemporaneous documentation without reference to or reliance upon the confidential information; or

(e) is required to be disclosed by the receiving PARTY to comply with applicable laws, e.g., to defend or prosecute litigation or to comply with governmental regulations; provided that the receiving PARTY provides prior written notice of such disclosure to the disclosing PARTY and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.

8.01 All obligations of confidentiality imposed under this Article VIII shall expire five (5) years following termination or expiration of this Agreement.

ARTICLE IX. REPRESENTATIONS AND WARRANTIES

9.01 LICENSEE and LICENSOR each represents and warrants to the other that as of the Execution Date it has full right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement. LICENSOR represents and warrants to LICENSEE that it has the right to grant to LICENSEE the licenses and sublicenses granted pursuant to this Agreement.

9.02 LICENSEE and LICENSOR each represents and warrants that all necessary consents, approvals and authorizations of all government authorities and other persons required to be obtained by such PARTY in connection with execution, delivery and performance of this Agreement have been obtained.

9.03 LICENSEE and LICENSOR each represents and warrants that notwithstanding anything to the contrary in this Agreement, the execution and delivery of this Agreement and, the performance of such PARTY’S obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations and (b) do not and will not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligations of such PARTY, except such consents as shall have been obtained prior to the Execution Date.

9.04 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND PARTICULARLY THAT PRODUCTS WILL BE SUCCESSFULLY DEVELOPED HEREUNDER, AND IF DEVELOPED, WILL HAVE COMMERCIAL UTILITY OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE X. INDEMNIFICATION

10.00 LICENSEE agrees to defend LICENSOR at its costs and expense, and will indemnify and hold LICENSOR and its respective directors, officers, employees and agents (the “LICENSOR Indemnified Parties”) harmless from and against any losses, costs, damages, fees or expenses arising out of any claim relating to personal injury from the development, manufacture, use, sale or other disposition of any product made by or for LICENSEE and/or its AFFILIATES. In the event of any such claim against the LICENSOR Indemnified Parties by any third party, LICENSOR shall promptly notify LICENSEE in writing of the claim and LICENSEE shall manage and control, at its sole expense, the defense of the claim and its settlement. The LICENSOR Indemnified Parties shall cooperate with LICENSEE and may, at their option and expense, be represented in any such action or proceeding. LICENSEE shall not be liable for any litigation costs or expenses incurred by the LICENSOR Indemnified Parties without LICENSEE’S prior written authorization. In addition, LICENSEE shall not be responsible for the Indemnification of any LICENSOR Indemnified Party arising from any negligent or intentional acts by Licensor or any of Licensor’s Indemnified Parties, or as the result of any settlement or compromise by the LICENSOR Indemnified Parties without LICENSEE’s prior written consent. LICENSOR’S involvement is subject to Department of Justice approval, which LICENSOR shall use its best efforts to secure.

ARTICLE XI. TERM AND TERMINATION

11.00 The term of this Agreement begins with its Execution Date as set forth in the heading paragraph located in front of Article I and, unless sooner terminated or otherwise modified as provided for in this Article XI, shall continue until the expiration of the last to expire as to each of the LICENSED PATENTS.

11.01 Upon any material breach of this Agreement by either PARTY (in such capacity, the “Breaching Party”), the other PARTY (in such capacity, the “Non-Breaching Party”) may terminate this Agreement by providing sixty (60) days’ written notice to the Breaching Party, specifying the material breach. The termination shall become effective at the end of the sixty (60) day period unless (a) the Breaching Party cures such breach during such sixty (60) day period, or (b) if such breach is not susceptible to cure within sixty (60) days of the receipt of written notice of the breach, the Breaching Party is diligently pursuing a cure (unless such breach, by its nature, is incurable, in which case the Agreement may be terminated immediately) and effects such cure within an additional sixty (60) days after the end of such initial sixty (60) day period.

11.02 Upon expiration or termination of this Agreement for any reason, nothing in this Agreement shall be construed to release either PARTY from any obligations that matured prior to the date of expiration or termination; and the following provisions shall expressly survive any such expiration or termination: Article I, Article IV, Paragraph 6.01, Article VIII, Article IX, Article X, and Paragraphs 12.01, 12.04, 12.09, 12.10 and 12.11.

ARTICLE XII. GENERAL

12.00 In carrying out the obligations and duties under this Agreement, it is understood and agreed that LICENSEE is acting as an independent contractor and not as an agent, partner, joint venturer or employee of LICENSOR, neither PARTY shall have the right to bind or obligate the other in any manner whatsoever and neither PARTY shall be liable for the representation, act or omission of the other party which is contrary to the provisions hereof.

12.01 This Agreement shall not be transferred or assigned by LICENSEE to any party other than to a successor or assignee of all or substantially all of the business interest of LICENSEE relating to LICENSED PRODUCTS without the written approval of LICENSOR’s Representative. Notwithstanding the foregoing, LICENSEE may assign its rights (but not its obligations) pursuant to this Agreement in whole or in part to an AFFILIATE only upon the written consent of LICENSOR, which consent shall not be unreasonably withheld.

12.02 Any amendment or modification to this Agreement shall be made in writing signed by both PARTIES.

12.03 This License does not confer any immunity from or defenses under the antitrust laws, and laws and regulations pertaining to or administered by the Food and Drug Administration, or the export laws, nor does it confer immunity from a charge of patent misuse. Furthermore, LICENSEE’S or sublicensee’s acquisition and exercise of rights hereunder are not immunized from the operation of any State or Federal law by reason of the source of the grant. The License does not constitute an endorsement by LICENSOR of any LICENSED PRODUCTS and LICENSEE shall not state or imply in any medium that such endorsement exists as the result of this License.

12.04 Neither PARTY makes any warranty, express or implied, to the other PARTY regarding the patentability or validity of the LICENSED PATENTS and no representations whatsoever with regard to the scope of the LICENSED PATENTS or that the LICENSED PATENTS may be exploited without infringing other patents.

12.05 LICENSOR assumes no liability resulting from LICENSEE’S exercise of its rights under this License or from LICENSOR’S exercise of its rights under this License, including modification or termination thereof.

12.06 LICENSEE agrees that LICENSED PRODUCTS or any and all components or products which comprise the LICENSED PRODUCTS used, sold, or otherwise disposed of in the TERRITORY by LICENSEE and its sublicensees will be manufactured when practicable in the United States.

12.07 The decision of LICENSOR’s Representative on any requirement, dispute, interpretation, modification, or termination of this License shall be reduced to writing and a copy mailed or otherwise furnished to LICENSEE. Such decision shall be final, provided that LICENSEE may, within 30 days of receiving notice of such decision, submit a written appeal through LICENSOR’S Representative to the Office of General Counsel, which VA appeal shall set forth in detail the decision being appealed and the basis of the appeal and may include appropriate supporting materials. Implementation of such decision shall be stayed pending a final resolution of such appeals. Pending such final resolution, LICENSEE shall proceed diligently with the performance of its obligations under this Agreement.

12.08 The parties shall notify each other of any changes in name, address, or business status, and any notice, payment or report required to be given under the provisions of this License shall be considered dully given

(i) if delivered by hand or by overnight courier on the date of delivery or sending;

(ii) if sent by cable, telegram, telex, fax, on the day following the day of sending; and

(iii) if sent by certified or registered mail, on the fifth business day after the day of sending. Notice shall not be sent by ordinary pre-paid or first-class mail.

12.08.01	If to LICENSOR:

Mindy L. Aisen (122)
Director of Technology Transfer
Veterans Affairs
VA Rehab R&D Service
810 Vermont Avenue, N.W.
Washington, D.C. 20420

12.08.02	If to LICENSEE:

Waleed H. Hassanein
President & CEO
TransMedics, Inc.
600 West Cummings Park, Suite 3050
Woburn, MA 10801

12.09 This Agreement shall be construed in accordance with United States Federal law and the laws of the Commonwealth of Massachusetts when not in conflict with United States Federal law. Federal law and regulations will preempt conflicting or inconsistent provisions in the agreement. LICENSEE shall have all defenses available to it under law.

12.10 No failure or omission by the PARTIES hereto in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the control of the PARTIES, including, but not limited to, the following: acts of God; acts or omissions of any governmental entity, other than LICENSOR; acts of terrorism, any rules, regulations or orders issued by any governmental authority other than LICENSOR or by any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquake; accident; war; rebellion; insurrection; riot; and invasion and provided that such failure or omission resulting from one of the above causes is cured as soon as is practicable after the occurrence of one or more of the above-mentioned causes.

12.11 This Agreement has been prepared jointly and shall not be strictly construed against any PARTY.

12.12 No failure on the part of LICENSOR or LICENSEE to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

12.13 If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the fullest extent permitted by law, (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the PARTIES as nearly as may be possible and (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

12.14 This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

12.15 LICENSEE shall expend reasonable efforts and resources to carry out the LICENSEE’s plan for development and marketing of the licensed invention and to bring the LICENSED PRODUCTS to the point of practical application in accordance with 37 C.F.R. § 404.5(5).

12.16 After bringing the LICENSED PRODUCTS to the point of practical application in the TERRITORY, LICENSEE agrees to make the LICENSED PRODUCTS available to the public on reasonable terms during the term of this License. LICENSEE shall promptly report discontinuance of its making the benefits of the LICENSED PRODUCTS reasonably accessible to the public.

IN WITNESS THEREOF, each of the parties hereto has caused this License to be executed in duplicate originals by its duly authorized officers or representatives.

FOR LICENSOR:

/s/ Thompson for	August 28, 2002
Tim S. McClain
General Counsel
Department of Veterans Affairs

and

/s/ James F. Burris, M.D.	August 28, 2002
James Burris, M.D.
Acting Chief Research and Development Officer
Department of Veterans Affairs

FOR LICENSEE:

/s/ Waleed H. Hassanein	August 26, 2002
Waleed H. Hassanein
President & CEO

Country	Application Filing Date	Application No.	Title	Status	Comments
US	23 SEPT 1997	08/936,062	Perfusion Apparatus and Methods Including Chemical Compositions for Maintaining an Organ	Issued	Patent No.: 6,100,082 August 8, 2000

US	03 APRIL 1998	09/054,698	Compositions, Methods and Devices for Maintaining an Organ	Issued	Patent No.: 6,046,046 April 4, 2000

US	23 MARCH 2000	09/534,092	Compositions, Methods and Devices for Maintaining an Organ	Filed	National Phase of PCT/US98/19912

PCT	23 SEPT 1998	PCT/US98/19912: Publication Date: 01 APRIL 1999 Publication No: WO99/15011	Compositions, Methods and Devices for Maintaining an Organ	Filed	CIP of US 09/054,698

EPO	23 SEPT 1998	98 94 84 78.7	Compositions, Methods and Devices for Maintaining an Organ	Filed	National Phase of PCT/US98/19912

AU	23 SEPT 1998	9504298	Compositions, Methods and Devices for Maintaining an Organ	Granted	Patent No.: 728233 April 19, 2001

CA	23 SEPT 1998	2304598	Compositions, Methods and Devices for Maintaining an Organ	Filed	National Phase of PCT/US98/19912

JP	23 SEPT 1998	2000512407	Compositions, Methods and Devices for Maintaining an Organ	Filed	National Phase of PCT/US98/19912

EXHIBIT 1

(License Agreement, Paragraph 1.08(a))

[To be attached is Figure 4 of U.S. 6,100,082, which is the same as Figure 4 of U.S. 6,046,046]

EXHIBIT 2

(License Agreement, Paragraph 1.08(b))

•	Container for keeping an organ in communication with a fluid media

•	Fluid media delivery means for delivering the fluid media to a major vessel of the organ

•	Means for carrying the fluid media away from the organ

•	Container cover assemblies with one or more integral cannulas